UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2012

WorldGate Communications, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25755	23-2866697
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Horizon Blvd., Suite 103, Trevose, Pennsylvania	19053
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 354-5100

_________________________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership.

On March 30, 2012, WorldGate Communications, Inc. (the “Company”) filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code (the “Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Filing”). The chapter 7 case is being administered under case No. 12-11106.

Effective as of the date of the Bankruptcy Filing, a chapter 7 trustee assumed control of the Company. The assets of the Company will be liquidated in accordance with the Code.

It is anticipated that WorldGate Service, Inc., WorldGate Finance, Inc., Ojo Service LLC and Ojo Video Phones LLC, which constitute all of the subsidiaries of the Company, will subsequently file voluntary petitions for relief under Chapter 7 of the Code in the United States Bankruptcy Court for the District of Delaware.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The Bankruptcy Filing triggers an event of default under the Company’s and its subsidiaries’ outstanding debt obligations to WGI Investor LLC under its revolving line of credit having an outstanding balance, as of March 30, 2012, of approximately $3.6 million.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

With the installation of the chapter 7 trustee and concurrent with the Bankruptcy Filing, on March 30, 2012, the employment of Allan Van Buhler, Principal Executive Officer, Senior Vice President and Secretary was terminated. As a result, the Company no longer has any employees.

Also, with the installation of the chapter 7 trustee and concurrent with the Bankruptcy Filing, on March 30, 2012, directors Robert Stevanovski, Geoffrey M. Boyd, Anthony J. Cassara, Brian Fink, Colleen R. Jones, Richard Nespola and David Stevanovski resigned as members of the Company’s Board of Directors. The Company has no current members of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLDGATE COMMUNICATIONS, INC.

By:	/s/ Allan Van Buhler
Name: Allan Van Buhler Title: Principal Executive Officer, Senior Vice President and Secretary

Date:   March 30, 2012